Exhibit 99.1

Microbot Medical Enhances its Scientific Advisory Board (SAB) with its Newest Member Dr. Vincent Vidal

Prominent France based interventional radiologist to leverage his expertise to assist the Company to achieve its future objective for the LIBERTY® Robotic System

HINGHAM, Mass., September 15, 2022 – Microbot Medical Inc. (Nasdaq: MBOT), which continues to build a network of global leaders in the endovascular interventional space for the LIBERTY® Robotic System, today announced that Vincent Vidal, M.D., PhD, has joined its Scientific Advisory Board (SAB).

Dr. Vidal is a world-leading advocate and distinguished expert of embolization techniques. He is the head of Interventional Radiology in the Imaging Department of Timone Hospital (Marseille, France) and Professor at the Faculty of Medicine and Director at the Experimental Interventional Imaging Laboratory (LiiE) at the Aix-Marseille University, where his research and clinical work are focused on embolization. Dr. Vidal received both his M.D. and PhD from the School of Medicine of Aix-Marseille University, and he is an active member of SIR, CIRSE, ESR, and APSCVIR.

Recognizing the future benefits that the LIBERTY Robotic System can bring to his patients, Dr. Vidal led a successful feasibility pre-clinical trial for the LIBERTY Robotic System at his lab located at LiiE, and the positive results of the trial prompted him to join the Company’s SAB where his experience and expertise can be leveraged to help ensure the LIBERTY Robotic System is available to meet the future needs of the interventional radiologist community and their patients.

“We welcome Dr. Vidal as a global leader in the interventional radiology community, and his addition to our SAB is yet another milestone in our vision to allow access to the benefits that the LIBERTY System is expected to deliver to many patients and their healthcare providers globally,” commented Harel Gadot, Chairman, CEO, and President of Microbot Medical. “It is always reassuring when top Key Opinion Leaders like Dr. Vidal are excited to join our SAB after their personal experience using our technology, and we believe that the team of scientific leaders we established over the last few months will help position us for a successful regulatory process, both for FDA and CE, and eventually to lead to global commercialization of the world’s first fully disposable endovascular robotic system.”

“I was immediately drawn to the LIBERTY Robotic System due to its novel form factor and unique capabilities, and once I was able to experience it first-hand, it confirmed my initial views of its future potential,” Commented Dr. Vidal. “The Microbot Medical team has achieved a great deal getting it to this point, and my goal is to ensure success at each of the next regulatory steps. I believe my fellow interventional radiologists, as well as the hospital administrators, will gravitate to the LIBERTY Robotic System when it becomes commercially available because I believe it addresses many clinical and financial needs.”

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY and SCS, the outcome of its studies to evaluate LIBERTY, SCS and other existing and future technologies, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct the SCS’s early feasibility study which could adversely affect or delay such study, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754